Exhibit 23.1

W i l l i a m s & W e b s t e r, P . S .
Certified Public Accountants & Business Consultants

Board of Directors
New Age Translation, Inc.
Chapel Hill, North Carolina

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated December 12, 2004, on the financial statements of New Age Translation, Inc. as of November 30, 2004 and the period then ended, and the inclusion of our name under the heading "Experts" in the Form SB-2/A-2 Registration Statement filed with the Securities and Exchange Commission.

/s/Williams & Webster, P.S.

Williams & Webster, P.S.
Spokane, Washington

November 28, 2005

Members of Private Companies Practice Section, SEC Practice Section, AICPA and WSCPA
Bank of America Financial Center * 601 W. Riverside, Suite 1940 * Spokane, WA 99201
Phone (509) 838-5111 * Fax (509) 838-5114 * www.williams-webster.com